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       As filed with the Securities and Exchange Commission on May 9, 2001
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   Schedule TO
            Tender Offer Statement under Section 14(d)(1) or 13(e)(4)
                     of the Securities Exchange Act of 1934

                                Amendment No. ___

                               The Italy Fund Inc.
                       (Name of Subject Company (issuer))

                               The Italy Fund Inc.
                 (Names of Filing Persons (offerer and issuer))

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    465395101
                      (CUSIP Number of Class of Securities)

                            Christina T. Sydor, Esq.
                                    Secretary
                               The Italy Fund Inc.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-6474

          (Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                 With a copy to:

                             Burton M. Leibert, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:


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[ ]  third-party tender offer subject to Rule 14d-1.

[X]  issuer tender offer subject to Rule 13e-4.

[ ]  going-private transaction subject to Rule 13e-3.

[ ]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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